EXHIBIT 11 - COMPUTATION OF NET EARNINGS PER SHARE

                                                         Year ended December 31,
                                                    1995            1994         1993
PRIMARY:
Primary net earnings..........................  $274,534,505    $226,632,844  $123,509,607

Average shares outstanding:
  (excludes dilutive effect of employee
  stock options because less than 3%).........    87,430,370      87,166,164    86,909,345

Primary net earnings per share................       $3.1400         $2.6000       $1.4211

FULLY DILUTED:
Fully diluted net earnings...................   $274,534,505    $226,632,844  $123,509,607

Fully diluted average shares outstanding:
  Primary shares outstanding.................     87,430,370      87,166,164    86,909,345
  Dilutive effect of employee stock options..        182,523         330,650       385,365
                                                  87,612,893      87,496,814    87,294,710

Fully diluted net earnings per share.........        $3.1335         $2.5902       $1.4149
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